Exhibit 99.1

Plains Exploration & Production Company 700 Milam, Suite 3100, Houston, TX 77002 www.pxp.com

NEWS RELEASE

FOR IMMEDIATE RELEASE

PXP PROVIDES PRELIMINARY 2010 OPERATIONAL RESULTS: REPORTS

16% INCREASE IN TOTAL PROVED RESERVES AND

302% RESERVE REPLACEMENT RATIO

•	Proved reserves increased 16% to 416.1 million barrels of oil equivalent (BOE) during 2010.

•	Reserve replacement was 302% for 2010.

•	Fourth-quarter average daily sales volumes increased 9% to 93,000 BOE from the first-quarter 2010; full-year average daily sales volumes increased 7% to 88,500 BOE compared to 2009.

Houston, Texas, January 31, 2011 - Plains Exploration & Production Company (NYSE:PXP) (“PXP” or the “Company”) today reported preliminary 2010 operational results.

PROVED RESERVES & PRODUCTION

Year-end estimated proved reserves of 416.1 million BOE were 54% oil and 46% natural gas. Further, estimated proved reserves were 57% developed and 43% undeveloped. The estimated reserves are based on the twelve-month average West Texas Intermediate oil price of $79.43 per barrel and Henry Hub natural gas price of $4.38 per million British thermal units. A detailed breakdown of reserves and costs incurred for 2010 will be provided when PXP reports full-year results on February 24, 2011. The following table provides a summary reconciliation of the Company’s proved reserves.

Proved Reserves (MMBOE):
2009 Year-end estimated proved reserves	359.5
2010 Extensions, discoveries and other additions	78.5
2010 Revisions	20.0
2010 Divestments	(9.3)
2010 Production	(32.6)

2010 Year-end estimated proved reserves	416.1

Reserve replacement ratio (1)	302%

Calculation: Reserve extensions, discoveries, other additions, and revisions divided by production.

(1)	The Reserve Replacement Ratio is an indicator of our ability to replace annual production volume and grow our reserves. It is important to economically find and develop new reserves that will offset produced volumes and provide for future production given the inherent decline of hydrocarbon reserves as they are produced. This statistical indicator has limitations, including its predictive and comparative value. As such, this metric should not be considered in isolation or as a substitute for an analysis of our performance as reported under GAAP. Furthermore, this metric may not be comparable to similarly titled measurements used by other companies.

PXP’s 2010 fourth-quarter daily sales volumes averaged approximately 93,000 BOE per day, a 3% increase over 2010 third-quarter average volumes and a 9% increase over first-quarter 2010 average daily volumes.

PXP’s 2010 full-year daily sales volumes averaged approximately 88,500 BOE per day, a 7% increase over full-year 2009.

OPERATIONAL UPDATE

•

In our core California asset area, PXP maintained average daily sales volumes of approximately 40,000 BOE per day throughout 2010 and expects a 3% to 5% increase throughout 2011. California is PXP’s largest asset area with approximately 211 million BOE of proved reserves at year-end 2010 of which over 95% is oil. With a large resource inventory identified in the San Joaquin Valley, the Arroyo Grande Field, and the Los Angeles Basin, these asset areas will sustain multi-year drilling programs providing future reserves, production and free cash flow.

•

In the Haynesville Shale, PXP continues to experience outstanding drilling results. Fourth-quarter average daily sales volumes of approximately 146 million cubic feet equivalent (MMCFE) net to PXP reflect a 65% increase from the first-quarter 2010. Sales volumes are expected to continue to increase to approximately 160 MMCFE net per day by year-end 2011. PXP’s primary operator is currently operating 31 rigs and expects to operate an average of 25 rigs in 2011, plus PXP expects 15 or more rigs by other operators on its acreage. As of year-end 2010, PXP has established held-by-production status on over 65% of its core area acreage through 586 production units consisting of producing wells, wells waiting on completion, and wells currently drilling.

•

In the Texas Panhandle, fourth-quarter average daily sales volumes of approximately 8,000 BOE per day net to PXP reflect a 66% increase from the first quarter of 2010. Sales volumes are expected to increase to approximately 17,000 BOE net per day by year-end 2011. PXP is currently operating 5 rigs drilling horizontal development wells in the prolific Granite Wash trend and expects to continue this level of activity through 2011.

•

In our recently acquired Eagle Ford asset area, PXP has 4 drilling rigs operating and 12 additional wells waiting on completion or connection to pipelines. Four of these completed wells are scheduled to begin producing shortly for an expected first quarter net exit rate in excess of 2,500 barrels of oil per day (BOPD), an increase from our current net sales volume rate of approximately 1,800 BOPD. Sales volumes are expected to increase to approximately 5,000 BOPD net by year-end 2011.

DEPRECIATION, DEPLETION AND AMORTIZATION

Fourth-quarter depreciation, depletion and amortization (DD&A) is expected to be $18.00 per BOE. For the full-year 2010, DD&A is expected to be $16.52 per BOE which is within the 2010 full-year guidance range of $16.00 - $18.00 per BOE.

For the full-year 2011, PXP estimates DD&A expense to be $16.00 to $18.00 per BOE. The 2011 full-year financial and operational guidance is included at the end of this release.

2010 EARNINGS CONFERENCE CALL

PXP is scheduled to release 2010 fourth-quarter and year-end results on Thursday, February 24, 2011 before the market opens and will host its quarterly conference call that same day at 8:00 a.m. Central time. Investors wishing to participate in the conference call may dial 1-800-567-9836 or1-973-935-8460. The conference call and replay ID is: 36795961.The replay can be accessed by dialing 1-800-642-1687 or 1-706-645-9291. A live webcast of the conference call and a slide presentation will be available in the Investor Information section of PXP’s website at www.pxp.com.

PXP is an independent oil and gas company primarily engaged in the activities of acquiring, developing, exploring and producing oil and gas in California, Texas, Louisiana and the Gulf of Mexico. PXP is headquartered in Houston, Texas.

ADDITIONAL INFORMATION & FORWARD-LOOKING STATEMENTS

This press release contains forward-looking information regarding PXP that is intended to be covered by the safe harbor “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. All statements included in this press release that address activities, events or developments that PXP expects, believes or anticipates will or may occur in the future are forward-looking statement. These include statements regarding:

•	reserve and production estimates,

•	oil and gas prices,

•	cash flow estimates,

•	future financial performance,

•	capital and credit market conditions,

•	planned capital expenditures, and

•	other matters that are discussed in PXP’s filings with the SEC.

These statements are based on our current expectations and projections about future events and involve known and unknown risks, uncertainties, and other factors that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. Please refer to our filings with the SEC, including our Form 10-K, for a discussion of these risks.

References to quantities of oil or natural gas may include amounts that the Company believes will ultimately be produced, but that are not yet classified as “proved reserves” under SEC definitions.

All forward-looking statements in this report are made as of the date hereof, and you should not place undue reliance on these statements without also considering the risks and uncertainties associated with these statements and our business that are discussed in this report and our other filings with the SEC. Moreover, although we believe the expectations reflected in the forward-looking statements are based upon reasonable assumptions, we can give no assurance that we will attain these expectations or that any deviations will not be material. Except as required by law, we do not intend to update these forward-looking statements and information.

Contact:
Investors:	Media:
Hance Myers, 713.579.6291	Scott Winters, 713.579.6190
hmyers@pxp.com	swinters@pxp.com

Plains Exploration & Production Company

Full-Year 2011 Operating and Financial Guidance

Year Ended December 31, 2011
Production Volumes (MBOE/day)
Production volumes sold	95.0 — 100.0
% Oil	50% — 52%
% Gas	50% — 48%

Price Realization % Index (Unhedged)
Oil - NYMEX	84% — 86%
Gas - Henry Hub	93% — 95%

Production Costs per BOE
Lease operating expense	$ 7.90 — $ 8.30
Steam gas costs (1)	$ 1.90 — $ 2.85
Electricity	$ 1.20 — $ 1.50
Production and ad valorem taxes (2)	$ 1.70 — $ 2.00
Gathering and transportation	$ 1.90 — $ 2.10

Depreciation, Depletion and Amortization per BOE	$16.00 — $18.00

General and Administrative Expenses (in millions)
Cash	$ 96 — $101

Stock based compensation (3)	$ 38 — $ 43

Interest Expense
Average revolver balance	30 Day LIBOR + 1.75%—2.75%
$600 Million Senior Notes	7.750%
$565 Million Senior Notes	10.000%
$500 Million Senior Notes	7.000%
$400 Million Senior Notes	7.625%
$400 Million Senior Notes	8.625%
$300 Million Senior Notes	7.625%

Effective Tax Rate	42% — 44%

Weighted Average Equivalent Shares Outstanding (in thousands)
Basic	141,600
Diluted	142,900

Targeted Capital Expenditures (in millions) (4)	$ 1,200

Derivative Instruments
Crude Oil Put options-2011 (5)
Bbls / day	31,000
Floor	$ 80.00
Floor Limit	$ 60.00
Option premium and interest ($/Bbl)	$ 5.023
Crude Oil Three-way Collars - 2011 (6)
Bbls / day	9,000
Ceiling	$ 110.00
Floor	$ 80.00
Floor Limit	$ 60.00
Option premium and interest ($/Bbl)	$ 1.00
Crude Oil Put options-2012 (5)
Bbls / day	40,000
Floor	$ 80.00
Floor Limit	$ 60.00
Option premium and interest ($/Bbl)	$ 6.087
Natural Gas Three-way Collars - 2011 (7)
MMBtu / day	200,000
Ceiling	$ 4.92
Floor	$ 4.00
Floor Limit	$ 3.00
Option premium and interest ($/MMBtu)	—
Natural Gas Put options-2012 (8)
MMBtu / day	160,000
Floor	$ 4.30
Floor Limit	$ 3.00
Option premium and interest ($/MMBtu)	$ 0.294

(1) Steam gas costs assume a base SoCal Border index price of $4.81 per MMBtu. The purchased volumes are anticipated to be 42,000 - 45,000 MMBtu per day.

(2) Production and ad valorem taxes assume base index prices of $85.00 per barrel and $5.00 per MMBtu.

(3) Based on current outstanding and projected awards and current stock price.

(4) Includes capitalized interest and general and administrative expenses.

(5) If the index price is less than the $80 per barrel floor, we receive the difference between the $80 per barrel floor and the index price up to a maximum of $20 per barrel less the option premium. If the index price is at or above $80 per barrel, we pay only the option premium.

(6) If the index price is less than the $80 per barrel floor, we receive the difference between the $80 per barrel floor and the index price up to a maximum of $20 per barrel less the option premium. We pay the difference between the index price and $110 per barrel plus the option premium if the index price is greater than the $110 per barrel ceiling. If the index price is at or above $80 per barrel but at or below $110 per barrel, we pay only the option premium.

(7) If the index price is less than the $4.00 per MMBtu floor, we receive the difference between the $4.00 per MMBtu floor and the index price up to a maximum of $1.00 per MMBtu. We pay the difference between the index price and $4.92 per MMBtu if the index price is greater than the $4.92 per MMBtu ceiling. If the index price is at or above $4.00 per MMBtu but at or below $4.92 per MMBtu, no cash settlement is required.

(8) If the index price is less than the $4.30 per MMBtu floor, we receive the difference between the $4.30 per MMBtu floor and the index price up to a maximum of $1.30 per MMBtu less the option premium. If the index price is at or above $4.30 per MMBtu, we pay only the option premium.

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